UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

December 12, 2011 (December 6, 2011)

Date of Report (Date of earliest event reported)

QC HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Kansas	000-50840	48-1209939
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification Number)

9401 Indian Creek Parkway, Suite 1500

Overland Park, Kansas 66210

(Address of principal executive offices)

(913) 234-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 6, 2012, the Compensation Committee of the Board of Directors of QC Holdings, Inc. adopted a new structure for annual incentive compensation for certain covered officers (the “Annual Incentive Plan”) for calendar year 2012 and successive years to replace the annual incentive plan structure that has been in place for calendar years 2007 – 2011. In 2011, the Compensation Committee has conducted a comprehensive review of executive compensation, including particularly the design of the executive officer annual incentive and long-term incentive plans. The Compensation Committee retained the services of The Hay Group to assist the Committee in the review of its current executive compensation plans and arrangements.

Under the new Annual Incentive Plan, an annual incentive pool (the “Annual Incentive Pool”) for the Covered Officers (as described below) will be established each year in an amount equal to the Distribution Percentage specified by the Compensation Committee at the time of each Annual Incentive Plan award times the actual EBITDA (as defined below) of the Company for the year. The Compensation Committee will set the Distribution Percentages, which will be an increasing percentage for each level of EBITDA and the ranges of those EBITDA levels for the year at the time the Compensation Committee makes the Annual Incentive Plan awards for that year. There will be an EBITDA floor below which no amount will accrue to the Annual Incentive Pool.

The Covered Officers who will share in each Annual Incentive Pool and the percentages (the “Sharing Percentages”) in which those Covered Officers will share in the Annual Incentive Pool will be set by the Compensation Committee in conjunction with the Annual Incentive Plan awards for each year. The Compensation Committee anticipates that for 2012 and successive years, the Covered Officers will including all executive officers of the Company other than Don Early, Chairman of the Board and Chief Executive Officer, and Mary Lou Early, Vice Chairman of the Board.

The Compensation Committee normally meets in February of each year to make annual and long-term incentive compensation awards to executive and other officers for that year, and anticipates that it will make the 2012 Annual Incentive Plan awards at its February 2012 meeting. In accordance with the Annual Incentive Plan, at that annual compensation review meeting, the Compensation Committee will designate the Covered Officers for the 2012 Annual Incentive Pool, set the Sharing Percentages for those Covered Officers, and set the Distribution Percentages that correspond with each level of EBITDA for the year.

90% of the Annual Incentive Pool will be distributed to the Covered Officers in the Sharing Percentages established by the Compensation Committee in conjunction with the Annual Incentive Plan awards for each year. Up to 10% of the Annual Incentive Pool will be distributed by the Compensation Committee to any or all of the Covered Officers in the sole discretion of the Compensation Committee, based on the performance of the Company and the Covered Officers for the year, such determination to be made by the Compensation Committee after the close of each year of the Company at the Committee’s annual review of Company financial performance and executive compensation for that year.

For purposes of the Annual Incentive Plan, “EBITDA” means the earnings of the Company from continuing operations for the calendar year, plus interest expense, taxes, depreciation and amortization, plus equity-based compensation expense, plus or minus, as applicable, other unusual expenses or revenues for the calendar year as may be approved by the Compensation Committee at the time of confirmation of the Annual Incentive Pool for each calendar year. In conjunction with each Annual Incentive Plan award, the Compensation Committee may make such adjustments to the definition of EBITDA as it sees fit for that year.

The Compensation Committee retains the authority to interpret the Annual Incentive Plan and each Annual Incentive Plan award, to amend, modify or suspend the Annual Incentive Plan at any time, in its sole and absolute discretion, to pay discretionary bonuses to any executive officer of the Corporation in addition to or in lieu of any payment under the Annual Incentive Plan or any Annual Incentive Plan award and to modify, amend or adjust the Covered Officers, the Distribution Percentages, the EBITDA levels corresponding to each Distribution Percentage, the Sharing Percentages and the definition of EBITDA under the Annual Incentive Plan to adjust for any events or circumstances that were not foreseen as of the date of each Annual Incentive Plan award.

The Compensation Committee is continuing to review potential structures for a new Long-Term Incentive Plan to replace the current long-term incentive compensation practices. It anticipates that this new plan will be in place for the 2012 awards, expected to be made at the February 2012 meeting of the Committee.

Item 9.01.	Financial Statements and Exhibits.

(c) Exhibits.

The following exhibit is filed as part of this report:

Exhibit No.	Description

10.1	QC Holdings, Inc. Annual Incentive Plan for Covered Officers.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QC HOLDINGS, INC.

Date: December 12, 2011

By: /s/ Douglas E. Nickerson

Name: Douglas E. Nickerson

Title: Chief Financial Officer